UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT
SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
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☒     Preliminary Consent Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Consent Statement
☐    Definitive Additional Materials
☐    Soliciting Material Under Rule 14a-12

THEMAVEN, INC.
(Name of Registrant as Specified in Its Charter)
B. RILEY FINANCIAL, INC.
B. RILEY CAPITAL MANAGEMENT, LLC
BRC PARTNERS MANAGEMENT GP, LLC
B. RILEY FINANCE CO., LLC
B. RILEY PRINCIPAL INVESTMENTS, LLC
BRC PARTNERS OPPORTUNITY FUND, LP
BRYANT R. RILEY
DIALECTIC ANTITHESIS PARTNERS, L.P.
BR DIALECTIC CAPITAL MANAGEMENT, LLC
180 DEGREE CAPITAL CORP.

(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED DECEMBER 1, 2020

THEMAVEN, INC.
_________________________

CONSENT STATEMENT
OF
B. RILEY FINANCIAL, INC. AND CERTAIN AFFILIATED PARTICIPANTS
AND
180 DEGREE CAPITAL CORP.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD TODAY

This Consent Statement and the accompanying WHITE consent card are being furnished to you as a stockholder of TheMaven, Inc., a Delaware corporation (“Maven” or the “Company”), by B. Riley Financial, Inc. (“B. Riley”), 180 Degree Capital Corp. (“180 Degree Capital”) and the other participants named herein (collectively, the “Participants”, the “Participating Stockholders”, “we”, “our” or “us”), in connection with our solicitation of written consents to remove five (5) of the Company’s directors, David Bailey, John A. Fichthorn, Josh Jacobs, Peter B Mills and Rinku Sen (the “Incumbents”) from the Board of Directors of the Company (the “Board”). As significant stockholders of the Company, with aggregate ownership and/or control over the voting and investment powers of, on an as converted basis, 56,691,255 shares of common stock, par value $0.01 (“the Common Stock”) representing 42,494,286 shares entitled to consent (on an as converted to Common Stock basis), we believe that the Board must be significantly and immediately reconstituted to ensure that the Board is acting in the best interests of the stockholders, the true owners of Maven.
This Consent Statement and the enclosed WHITE consent card are first being mailed to the stockholders of Maven on or about December __, 2020.
A solicitation of written consents is a process that allows a company’s stockholders to act by submitting written consents to any proposed stockholder action in lieu of voting in person or by proxy at an annual or special meeting of stockholders. We are soliciting written consents from the holders of shares of the Common Stock and Preferred Stock (subject to the limitations described herein) to take the following actions (each, as more fully described in this Consent Statement, a “Proposal” and together, the “Proposals”), in the following order, without a stockholders’ meeting, as authorized by the Delaware General Corporation Law (the “DGCL”):
Proposal 1 – Repeal any provision of the Amended and Restated Bylaws of the Company (the “Bylaws”) in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of December 26, 2019 and were filed with the Securities and Exchange Commission (“SEC”) on December 26, 2019, as corrected on November 12, 2020 (the “Bylaw Restoration Proposal”); and
Proposal 2 – Remove without cause five (5) members of the Board: David Bailey, John A. Fichthorn, Josh Jacobs, Peter B Mills and Rinku Sen and, in addition, any person nominated, elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after

November 25, 2020 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective (the “Removal Proposal”).
We are soliciting your consent in favor of the adoption of the Removal Proposal because we believe that it is time for the Company to pursue a new direction and that a new direction needs to start from the top with a new Board that better reflects the Company’s current strategy and stockholder base. We also believe that at this stage of the Company's evolution and in anticipation of an uplist to a major stock exchange, the composition of the Company's Board should look much different than it does today, particularly regarding experience serving on public company boards. Moreover, the Board has overseen dismal financial performance and other materially negative impacts to shareholder value as further described in this Consent Solicitation. We believe these factors overwhelmingly support adoption of our Removal Proposal.
In addition, we are also soliciting your consent in favor of the adoption of the Bylaw Restoration Proposal to ensure that the incumbent Board does not limit the effect of your consent to the removal of the incumbent members of the Board through changes to the Bylaws not filed with the SEC on or before December 26, 2019, as corrected on November 12, 2020, the last date amendments to the Bylaws were filed with the SEC. The approval of the Bylaw Restoration Proposal could result in the repeal of Bylaws aligned with security holder interests.
The effectiveness of each of the Proposals requires the affirmative consent of the holders of record of a majority of the voting power of the outstanding voting securities as of the close of business on the Record Date (as defined below). Each Proposal will be effective without further action when we deliver to Maven such requisite number of consents. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such stockholder. Additionally, each holder of Preferred Stock, which consists of Series H Convertible Preferred Stock, Series I Convertible Preferred Stock, Series J Convertible Preferred Stock, and Series K Convertible Preferred Stock, is entitled to one vote per share, subject to certain beneficial ownership limitations set forth in each series’ Certificate of Designation of Preferences, Rights and Limitations, on an as-converted to Common Stock basis (the Common Stock and Preferred Stock collectively being referred to herein as the “voting securities”). Proposal 1 (Bylaw Restoration Proposal) and Proposal 2 (Removal Proposal) are not subject to, or conditioned upon, the effectiveness of one another. In the event that Proposal 2 (Removal Proposal) is approved, a vacancy on the Board may arise that would be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Participating Stockholders delivered on November 25, 2020, a written request to the Secretary of Maven for the Board to fix a record date in accordance with the Bylaws for determining stockholders entitled to give their written consent to the Proposals. On ________ __, 2020, Maven announced that the Board has established the close of business on ________ __, 2020 as the record date for purposes of determining stockholders entitled to give their written consent to the Proposals (the “Record Date”). According to the Company, as of the Record Date, there were, on an as converted to Common Stock basis, [_______] shares of Common Stock outstanding, each of which is entitled to one vote on each Proposal, subject to certain conditions, as set forth in more detail in the “Questions and Answers About This Consent Solicitation” section of this Solicitation Statement.
None of the Proposals will be effective unless the delivery of the written consents complies with Section 228(c). Under Section 228(c) of the DGCL, for the Proposals to be effective, properly completed and unrevoked written consents must be delivered to Maven within 60 days of the earliest dated written consent delivered to Maven. The Participating Stockholders delivered a written consent to Maven on

__________ __, 2020. Consequently, by __________ __, 2021, the Participating Stockholders will need to deliver properly completed and unrevoked written consents from the holders of outstanding stock as of the close of business on the Record Date having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. We intend to set _________ __, _____ as the goal for the submission of written consents as directed.
WE URGE YOU TO ACT TODAY TO ENSURE THAT YOUR CONSENT WILL COUNT.
The Participating Stockholders reserve the right to submit to Maven consents at any time within 60 days of the earliest dated written consent delivered to Maven. See “Consent Procedures” for additional information regarding such procedures.
As of November 25, 2020, the Participating Stockholders collectively owned an aggregate of, on an as converted to Common Stock basis, 42,494,286 shares of Common Stock entitled to consent to the matters set forth herein. The Group intends to express consent in favor of the Proposals with respect to all of such shares.
As of the Record Date, there were, on an as converted to Common Stock basis, [________] shares of Common Stock outstanding and entitled to consent to the matters set forth herein, based on the number of shares of Common Stock and Preferred Stock outstanding as reported in the Company’s [_________], filed with the SEC on _______ __, ____. The mailing address of the principal executive offices of Maven is 1500 Fourth Avenue, Suite 200 Seattle, WA 98101.
The failure to sign and return a consent will have the same effect as voting against the Proposals. Please note that in addition to signing the enclosed WHITE consent card, you must also date it to ensure its validity.
THIS CONSENT SOLICITATION IS BEING MADE BY THE PARTICIPATING STOCKHOLDERS AND NOT BY OR ON BEHALF OF THE COMPANY. THE PARTICIPATING STOCKHOLDERS URGE YOU TO SIGN, DATE AND RETURN THE WHITE CONSENT CARD IN FAVOR OF THE PROPOSALS DESCRIBED HEREIN
Important Notice Regarding the Electronic Availability of Consent Materials for this Consent Solicitation

In addition to mailed copies of the Consent Statement, this Consent Statement is available at [______]

IMPORTANT
PLEASE READ THIS CAREFULLY

If your shares of the Company’s voting securities are registered in your own name, please submit your consent to us today by signing, dating and returning the enclosed WHITE consent card in the postage-paid envelope provided.
If you hold your shares of the Company’s voting securities in “street” name with a bank, broker firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of the Company’s voting securities and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Proposals to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed WHITE consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed WHITE consent card. The Participating Stockholders urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to B. Riley Financial, Inc., 299 Park Avenue, 21st Floor, New York, NY 10171, Attention: Daniel Shribman, telephone (917) 612-2035, email dshribman@brileyfin.com or to 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, Attention: Daniel B. Wolfe, telephone (917) 912-2742, email daniel@180degreecapital.com, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Execution and delivery of a consent by a record holder of shares of the Company’s voting securities will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.
Only holders of record of voting securities of the Company as of the close of business on the Record Date will be entitled to consent to the Proposals. If you are a stockholder of record as of the close of business on the Record Date, you will retain your right to consent even if you sell your shares of the Company’s voting securities after the Record Date.
IF YOU TAKE NO ACTION, YOU WILL IN EFFECT BE REJECTING THE PROPOSALS. ABSTENTIONS, FAILURES TO CONSENT AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION
The following are some of the questions you, as a stockholder, may have and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this Consent Statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this Consent Statement. We urge you to carefully read this entire Consent Statement prior to making any decision on whether to grant any consent hereunder.

WHO IS MAKING THE SOLICITATION?
The Participating Stockholders are making this solicitation. See “Additional Participant Information” for additional information regarding the participants in this consent solicitation.
WHAT ARE THE PROPOSALS FOR WHICH CONSENTS ARE BEING SOLICITED?
We are asking you to consent to two corporate actions: (1) the Bylaw Restoration Proposal and (2) the Removal Proposal. Each of these Proposals is more fully described below.
The Participating Stockholders are asking you to consent to the Proposals in order to take the first step in reconstituting the Board through the removal of the five (5) incumbents and any appointees to the Board prior to the effectiveness of the Proposals.
WHY ARE WE SOLICITING YOUR CONSENT?
We are seeking to remove the five (5) incumbents because, in our view, Maven stockholders can no longer afford to trust that these members of the Board will look after the best interests of the stockholders. We believe that it is time for the Company to pursue a new direction, and that a new direction needs to start from the top with a new Board that better reflects the Company’s current strategy and stockholder base. Moreover, the Board has overseen dismal financial performance and other materially negative impacts to shareholder value as further described in this Consent Solicitation. We believe these factors overwhelmingly support adoption of our Removal Proposal.

WHO IS ELIGIBLE TO GRANT WRITTEN CONSENTS IN FAVOR OF THE PROPOSALS?
Stockholders of record of the Company’s voting securities at the close of business on the Record Date have the right to consent to the Proposals. The Participating Stockholders made a request on November 25, 2020 that the Board fix a record date for this consent solicitation. According to the Company, as of the Record Date, there were [________] shares of the Company’s voting securities outstanding, each of which is entitled to one vote on each Proposal (with Preferred Stock considered on an as converted to Common Stock basis).
Pursuant to the Company’s Charter (as defined below), holders of record of the Company’s shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) may only vote their shares of Series H Preferred Stock, on as converted to Common Stock basis, in accordance with the “Beneficial Ownership Limitation.” Under the Beneficial Ownership Limitation, a holder of record of shares of Series H Preferred Stock may only vote such shares, on an as converted to Common Stock basis, to the extent that such holder would not vote in excess of 4.99% of the Company’s outstanding shares of Common Stock upon giving effect to the conversion of such holder’s shares of Series H Preferred Stock into shares of Common Stock unless a holder has given 61 days prior written notice to the Company that it elects to increase the limitation to 9.99%.
WHEN IS THE DEADLINE FOR SUBMITTING CONSENTS?
We urge you to submit your consent as soon as possible. In order for the Proposals to be adopted, the Company must receive written unrevoked consents signed by a sufficient number of stockholders to adopt the Proposals within 60 calendar days of the date of the earliest dated consent delivered to the Company. The Participating Stockholders delivered their written consent to the Company on _________ __, 2020. Consequently, the Participating Stockholders will need to deliver properly completed and unrevoked written consents to the Proposals from the holders of record of a majority of the outstanding voting securities (with Preferred Stock considered on an as converted to Common Stock basis) as of the close of business on the Record Date no later than _________ ___, 2021. Nevertheless, we intend to set __________ __, ____ as the goal for submission of written consents. Effectively, this means that you have until _________ __, ____ to consent to the Proposals.
HOW MANY CONSENTS MUST BE RECEIVED IN ORDER TO ADOPT THE PROPOSALS?
The Proposals will be adopted and become effective when properly completed, unrevoked consents are signed by the holders of a majority of the outstanding voting securities (with Preferred Stock considered on an as converted to Common Stock basis) as of the close of business on the Record Date, provided that such consents are delivered to the Company within 60 calendar days of the date of the earliest dated consent delivered to the Company. According to the Company, as of the Record Date, there were, on an as converted to Common Stock basis, [________] shares of Common Stock outstanding, each of which is entitled to one consent on each Proposal. This means that the consent of the holders of at least [_________] shares of outstanding voting securities (with Preferred Stock considered on an as converted to Common Stock basis) would be necessary to effect these Proposals. As of the Record Date, the Group collectively owned in the aggregate, on an as converted basis to Common Stock basis, voting securities representing 42,494,286 shares of Common Stock entitled to consent to the matters set forth herein).
WHAT SHOULD YOU DO TO SUPPORT OUR PROPOSALS?
If your shares of the Company’s voting securities are registered in your own name, please submit your consent to us by signing, dating and returning the enclosed WHITE consent card in the postage-paid envelope provided.
If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of the Company’s voting securities and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Proposals to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed WHITE consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed WHITE consent card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to B. Riley Financial, Inc., 299 Park Avenue, 21st Floor, New York, NY 10171, Attention: Daniel Shribman, telephone (917) 612-2035, email dshribman@brileyfin.com or to 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, Attention: Daniel B. Wolfe, telephone (917) 912-2742, email daniel@180degreecapital.com so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

ARE WE SEEKING YOUR CONSENT TO THE ELECTION OF NEW DIRECTORS BY THIS CONSENT SOLICITATION?

We expect that if the requisite consents are received to remove the five (5) incumbent directors identified in this Consent Solicitation, the two (2) remaining directors on the Board will appoint directors to fill one or more of the vacancies. The Participating Stockholders have had and expect to have discussions with the Board regarding potential new directors, but as of the date of this Consent Solicitation the Participating Stockholders have not submitted any individuals for nomination to the Board and the Participating Stockholders are not soliciting in this Consent Solicitation your consent to the election of any such individual.

WHOM SHOULD YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

Please call B. Riley at (917) 612-2035 or 180 Degree Capital at (917) 912-2742 if you have any questions about the solicitation.

PROPOSAL 1 -- THE BYLAW RESTORATION PROPOSAL
The Participating Stockholders are asking you to consent to the adoption of the Bylaw Restoration Proposal to ensure that the incumbent Board does not limit the effect of your consent to remove five (5) of the current directors (and any other directors appointed by the Board during this Consent Solicitation) through changes to the Bylaws not filed with the SEC on or before December 26, 2019, which have the effect of limiting existing stockholders’ rights and abilities to take action in their capacity as stockholders of Maven. The following is the text of the Bylaw Restoration Proposal:
“RESOLVED, that any provision of the Amended and Restated Bylaws (the “Bylaws”) of TheMaven, Inc. as of the effectiveness of this resolution that was not included in the Bylaws filed with the Securities and Exchange Commission on December 26, 2019, be and are hereby repealed.”
If the Board does not effect any additional changes to the version of the Bylaws publicly available in filings by Maven with the SEC on or before December 26, 2019, as corrected on November 12, 2020, the Bylaw Restoration Proposal will have no further effect. However, if the incumbent Board has made additional changes since that time, such as amending the provision in the Bylaws to change the procedure by which a record date is set in connection with a consent solicitation, the Bylaw Restoration Proposal, if adopted, will restore the Bylaws to the version that was publicly available in filings by Maven with the SEC on December 26, 2019, as corrected on November 12, 2020, without considering the nature of any changes the incumbent Board may have adopted. As a result, the Bylaw Restoration Proposal could have the effect of repealing bylaw amendments which one or more stockholders of the Company may consider to be beneficial to them or to the Company. However, the Bylaw Restoration Proposal will not preclude the Board from reconsidering any repealed bylaw changes following the Consent Solicitation. The Participating Stockholders are not currently aware of any specific bylaw provisions that would be repealed by the adoption of the Bylaw Restoration Proposal.
THE PARTICIPATING STOCKHOLDERS URGE YOU TO CONSENT TO THE BYLAW RESTORATION PROPOSAL.

PROPOSAL 2 -- THE REMOVAL PROPOSAL
The Participating Stockholders are asking you to consent to the Removal Proposal to remove five (5) current members of the existing Board and any other person or persons appointed to the Board to fill any other vacancy or any newly-created directorships. The following is the text of the Removal Proposal:
“RESOLVED, that (i) each of David Bailey, John A Fichthorn, Josh Jacobs, Peter B. Mills and Rinku Sen and (ii) each person nominated, elected or appointed to the Board of Directors of TheMaven, Inc. to fill any vacancy or newly-created directorship after November 25, 2020 and prior to the effectiveness of this resolution, be and hereby is removed.”
We are soliciting your consent in favor of the adoption of the Removal Proposal because we believe that it is time for the Company to pursue a new direction that a new direction needs to start from the top, with a new Board that better reflects the Company’s current strategy and stockholder base. We also believe that at this stage of the Company's evolution and in anticipation of an uplist to a major stock exchange, the composition of the Company's Board should look much different than it does today, particularly regarding experience serving on public company boards. Moreover, the Board has overseen dismal financial performance and other materially negative impacts to shareholder value, including but not limited to the failure to oversee the Company’s becoming timely in its filings with the SEC. This failure has cost the Company millions of dollars in additional amounts required to be paid to the holders of the Company’s Preferred Stock.

The Board is currently composed of seven (7) members. If stockholders consent to the Removal Proposal, five (5) current directors will be removed from the Board.

Section 141(k) of the DGCL provides that any director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the corporation’s directors, subject to exceptions if the corporation has a classified board or permits cumulative voting in the election of its directors. The Company does not have a classified board or cumulative voting in the election of its directors. Consequently, Section 141(k) of the DGCL permits the stockholders of the Company to remove any director or the entire Board without cause. If a stockholder wishes to consent to the removal of certain of the members of the Board, but not all of them, or if such stockholder does not wish to approve the removal of any other person or persons elected or appointed to the Board on or after November 25, 2020 but prior to the effective date of the Proposals, such stockholder may do so by checking the appropriate “consent” box on the enclosed WHITE consent card and writing (1) the name of each such person that the stockholder does not wish to be removed and/or (2) “do not consent to removal of future directors.”

The consent from the holders of record of a majority of the outstanding voting securities (with Preferred Stock considered, on an as converted to Common Stock basis) would be necessary to effect Proposal 2. If any stockholder consenting to Proposal 2 writes in the name of any of Messrs. Bailey, Fichthorn, Jacobs or Mills or Ms. Sen that such stockholder does not wish to be removed, then the total number of shares represented by any such WHITE consent card will be subtracted from the total number of shares consenting to the removal of such director pursuant to Proposal 2. In the event that holders of less than a majority of shares of outstanding voting securities consent to the removal of any of Messrs. Bailey, Fichthorn, Jacobs or Mills or Ms. Sen, then such director will not be removed pursuant to Proposal 2. The actual number of consents necessary to effect the Proposals will depend on the facts as they exist on the Record Date. The WHITE consent card delivered with this Consent Statement provides stockholders with the opportunity to adopt the Removal Proposal in part by designating the names of any member of the Board whom such stockholder does not want removed from the Board.
THE PARTICIPATING STOCKHOLDERS URGE YOU TO CONSENT TO THE REMOVAL PROPOSAL.

CONSENT PROCEDURES
Section 228 of the DGCL provides that, absent a contrary provision in a Delaware corporation’s certificate of incorporation, any action that is required or permitted to be taken at a meeting of the corporation’s stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consents are properly delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Maven’s Restated Certificate of Incorporation (as amended, the “Charter”) does not contain any such contrary provision.

Section 141(k) of the DGCL provides that any director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the corporation’s directors, subject to exceptions if the corporation has a classified board or cumulative voting in the election of its directors. The Company does not have a classified board or cumulative voting in the election of its directors. Accordingly, under Delaware law, the entire Board or any individual director may be removed from office, with or without cause, by the affirmative vote of stockholders holding at least a majority of the then outstanding shares of the Company entitled to vote at an election of directors.
The Bylaws provide that, in order to determine the stockholders for the purpose of any lawful action, including determining stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. According to the DGCL, if no record date is fixed by the Board, the record date for determining stockholders for the purpose of determining stockholders entitled to express consent to corporate action without a meeting shall be the first date on which a signed consent setting forth the action to be taken is delivered to Maven.
For the Proposals to be effective, properly completed and unrevoked written consents must be delivered to Maven within 60 days of the earliest dated written consent delivered to Maven. The Participating Stockholders delivered a signed written consent to Maven on _________ __, 2020. Consequently, the Participating Stockholders will need to deliver properly completed and unrevoked written consents to the Proposals from the holders of record of a majority of the outstanding voting securities as of the close of business on the Record Date no later than __________ __, 2021. Nevertheless, we intend to set __________ __, ____ as the goal for submission of written consents. WE URGE YOU TO ACT TODAY TO ENSURE THAT YOUR CONSENT WILL COUNT. The Participating Stockholders reserve the right to submit to Maven consents at any time within 60 days of the earliest dated written consent delivered to Maven.
If the Proposals become effective as a result of this Consent Solicitation by less than unanimous written consent, prompt notice of the Proposals will be given under Section 228(e) of the DGCL to stockholders who have not executed written consents. All stockholders will be notified as promptly as possible by press release of the results of the solicitation.
Under applicable Delaware law, none of the holders of the Company’s voting securities are entitled to appraisal rights in connection with any matter to be acted through this Consent Solicitation.

Revocation of Written Consents
An executed consent card may be revoked at any time by delivering a written consent revocation before the time that the action authorized by the executed consent becomes effective. Revocations may only be made by the record holder that granted such consent. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated WHITE consent card that is properly executed will constitute a revocation of any earlier consent. The revocation may be delivered either to B. Riley Financial, Inc., 299 Park Avenue, 21st Floor, New York, NY 10171, Attention: Daniel Shribman, telephone (917) 612-2035, email dshribman@brileyfin.com or to 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, Attention: Daniel B. Wolfe, telephone (917) 912-2742, email daniel@180degreecapital.com or to the principal executive offices of Maven. Although a revocation is effective if delivered to Maven, the Participating Stockholders request that either the original or photostatic copies of all revocations of consents be mailed or delivered to B. Riley Financial, Inc., 299 Park Avenue, 21st Floor, New York, NY 10171, Attention: Daniel Shribman, telephone (917) 612-2035, email dshribman@brileyfin.com or to 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, Attention: Daniel B. Wolfe, telephone (917) 912-2742, email daniel@180degreecapital.com so that the Participating Stockholders will be aware of all revocations and can more accurately determine if and when sufficient unrevoked consents to the actions described in this Consent Statement have been received.
Procedural Instructions
You may consent to any of the Proposals on the enclosed WHITE consent card by marking the “CONSENT” box and signing, dating and returning the WHITE consent card in the envelope provided. You may also vote against consenting with respect to any of the Proposals on the enclosed WHITE consent card by marking the “AGAINST CONSENT” box, and signing, dating and returning the WHITE consent card in the envelope provided. You may abstain from consenting to any of the Proposals on the enclosed WHITE consent card by marking the “ABSTAIN” box and signing, dating and returning the WHITE consent card in the envelope provided.
If you sign, date and return the WHITE consent card, but give no direction with respect to certain of the Proposals, you will be deemed to consent to any such Proposal.
Please note that in addition to signing the enclosed WHITE consent card, you must also date it to ensure its validity.
THE PARTICIPATING STOCKHOLDERS URGE YOU TO CONSENT TO ALL OF THE PROPOSALS ON THE ENCLOSED WHITE CONSENT CARD.
SOLICITATION OF CONSENTS
The solicitation of consents pursuant to this Consent Solicitation is being made by the Participating Stockholders. Consents may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.
The entire expense of this consent solicitation is being borne by the Participating Stockholders. Costs of this consent solicitation are currently estimated to be approximately $[__]. The Participating Stockholders estimate that through the date hereof its expenses in connection with this consent solicitation are approximately $[__]. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with the solicitation.
The Participating Stockholders intend to seek reimbursement from Maven of all expenses it incurs in connection with the solicitation. The Participants do not intend to submit the question of such reimbursement to a vote of security holders of the Company.
ADDITIONAL PARTICIPANT INFORMATION
The participants in this solicitation are 180 Degree Capital, a New York corporation, B. Riley Financial, Inc., a Delaware corporation (“B. Riley Financial”), and the B. Riley affiliates listed on the cover page to this Consent Statement (collectively, the “Participants” and each a “Participant”). The principal business of 180 Degree Capital is serving as a registered closed-end management investment company. The principal business address of 180 Degree Capital is 7 N. Willow Street, Suite 4B, Montclair, NJ 07042. The Principal business of B. Riley and the B. Riley Affiliates is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.
As of the date of this filing, the B. Riley affiliates beneficially own 4,245 shares of Series H Preferred Stock, 16,496 shares of Series J Preferred Stock, 3,367 shares of Series K Preferred Stock and warrants exercisable into 875,000 shares of Common Stock (subject to the terms of the warrants, including certain beneficial ownership limitations). In addition, as of the date of this filing, B. Riley affiliates held approximately $54.6 million in aggregate principal amount of 12% promissory notes issued by the Company (the “12% Note”), approximately $4.1 million in aggregate principal amount of a 15% delayed draw term note issued by the Company (the “15% Term Note”) and approximately $12 million aggregate principal amount of 12% senior secured subordinated convertible debentures issued by the Company (the “Convertible Debentures”) convertible into 36,319,933 shares of Common Stock (subject to certain beneficial ownership limitations). As of the date of this filing, 180 beneficially owns 1,320 shares of Series H Preferred Stock, 5,000 shares of Series I Preferred Stock, and 1,000 shares of Series J Preferred Stock. 180 may be deemed to beneficially own an additional 5,250 shares of Series J Preferred Stock that are held by a separately managed account (“SMA”). 180 disclaims beneficial ownership of the shares held by the SMA except to the extent of its pecuniary interest therein. For information regarding purchases and sales of securities of the Company during the past two years by the Participants, see Schedule I.

On November 25, 2020, the Participants entered into a Group Agreement with respect to the Removal Proposal contemplated hereby and certain necessary or incidental activities.

Certain of the Participants and their associates and affiliates may effect purchases of shares of the Company’s voting securities through margin accounts maintained for them with brokers, which extend margin credit as and when required to open or carry positions in their margin accounts, subject to applicable federal margin regulations, stock exchange rules and such firms’ credit policies. Positions in shares of the Company’s voting securities may be held in margin accounts and may be pledged as collateral security for the repayment of debt balances in such accounts. Such margin accounts may from time to time have debit balances. In addition, since other securities may be held in such margin accounts, it may not be possible to determine the amounts, if any, of margin used to purchase shares of the Company’s voting securities. Except as set forth below, there is currently no outstanding indebtedness or margin with respect to the shares of the Company’s voting securities beneficially owned by the Participants.

The following is a description of certain transactions or relationships between B. Riley or one of its affiliates, on the one hand and the Company or its related persons.

From April 13, 2017 to May 15, 2020, Mr. Fichthorn was the Head of B. Riley Alternatives, a division of B. Riley Capital Management, LLC, a subsidiary of B. Riley. From May 15, 2020 to November 30, 2020, Mr. Fichthorn was a consultant to B. Riley and certain of its affiliates. B. Riley has also appointed or elected Mr. Fichthorn as a director to the boards of certain other companies on some of which he continues to serve.

Todd Sims, a director of the Company, serves as the President of B. Riley Venture Capital, LLC, a subsidiary of B. Riley. The Participating Stockholders are not seeking the removal of Mr. Sims.

BRF Finance Co., LLC made a loan to the former chief executive officer of the Company, Mr. James Heckman, secured by 4,094,708 shares of Common Stock and 400 shares of Series H Preferred Stock and which may be secured by other securities of the Company issued to Mr. Heckman or his designees.

BRC Partners Opportunity Fund, LP made a loan to Dialectic Eastonville Fund LP, a real estate fund partially owned and controlled by Mr. Fichthorn, in an aggregate principal amount of approximately $6 million. This loan is currently outstanding as of the date hereof.

In December 2018, B. Riley Securities, Inc. (fka B. Riley FBR, Inc.) (“B. Riley Securities”), a subsidiary of B. Riley, acted as placement agent for the Company’s offering of Senior Secured Subordinated Debentures. In consideration for its services as placement agent, the Company paid B. Riley Securities a fee of $540,000.

In March 2019, B. Riley Securities acted as placement agent for two of the Company’s offerings of Convertible Debentures. In consideration for its services as placement agent, the Company paid B. Riley Securities fees of $96,000 and $18,000 in the form of 12% Notes, respectively.

In June and August 2019, B. Riley Securities acted as placement agent for three of the Company’s offerings of 12% Notes. In consideration for its services as placement agent, the Company paid B. Riley Securities fees of $1.0 million, $2.4 million and $150,000, respectively.

In June 2019, B. Riley Securities acted as placement agent for the Company’s offering of its Series I Convertible Preferred Stock. In consideration for its services as placement agent, the Company paid B. Riley Securities a fee of $1,386,000. The Company used $4,640,000 of the net proceeds to partially repay 12% Notes held by BRF Finance Co., LLC and to pay deferred fees of approximately $3.4 million related thereto.

In October 2019, B. Riley Securities acted as placement agent for the Company’s offering of its Series J Convertible Preferred Stock. In consideration for its services as placement agent, the Company paid B. Riley Securities a fee of $249,282. The Company used $4.9 million of the net proceeds to partially repay 12% Notes held by BRF Finance Co., LLC.

In February 2020, B. Riley Finance Co., LLC issued a $3,000,000 letter of credit to the Company’s landlord for the lease of the Company’s premises at 225 Liberty Street, 27th Floor, New York, NY 10281.

In March 2020, the Company issued to B. Riley Finance Co., LLC $12,000,000 aggregate principal amount of the 15.0% Term Note. In consideration therefor, the Company paid BRF Finance Co., LLC funding fees of $793,109.

In October and November 2020, B. Riley Securities acted as placement agent for the Company’s offering of its Series K Convertible Preferred Stock (the “Series K Preferred Stock”). BRF Finance Co., LLC purchased 3,367 shares of Series K Preferred Stock for an aggregate purchase price equal to $3,367,000 in the form of the conversion of outstanding amounts owed to BRF Finance Co., LLC in respect of certain indebtedness owed by the Company. In consideration for its services as placement agent, the Company paid B. Riley Securities a placement fee of $520,500.

Except as set forth in this Consent Statement (including the Schedules hereto), (i) during the past 10 years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.
There are no material proceedings to which any Participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
OTHER MATTERS AND ADDITIONAL INFORMATION

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” consent statements and annual reports. This means that only one copy of this Consent Statement may have been sent to multiple stockholders in your household. The Participating Stockholders will promptly deliver a separate copy of the document to you if you write to us. If you want to receive separate copies of our consent materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact B. Riley Financial, Inc., 299 Park Avenue, 21st Floor, New York, NY 10171, Attention: Daniel Shribman, telephone (917) 612-2035, email dshribman@brileyfin.com or to 180

Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, Attention: Daniel B. Wolfe, telephone (917) 912-2742, email daniel@180degreecapital.com.

SPECIAL INSTRUCTIONS

If you were a record holder of shares of the Company’s voting securities as of the close of business on the Record Date for this consent solicitation, you may elect to consent to, vote against consenting to or abstain with respect to each Proposal by marking the “CONSENT,” “AGAINST CONSENT” or “ABSTAIN” box, as applicable, underneath each Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed post-paid envelope.

IF A STOCKHOLDER EXECUTES AND DELIVERS A WHITE CONSENT CARD, BUT FAILS TO CHECK A BOX MARKED “CONSENT,” “AGAINST CONSENT” OR “ABSTAIN” FOR A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL, EXCEPT THAT THE STOCKHOLDER WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE THE APPLICABLE INSTRUCTION TO THE REMOVAL PROPOSAL PROVIDES ON THE CARD.
YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POST-PAID ENVELOPE PROMPTLY. YOU MUST DATE YOUR CONSENT IN ORDER FOR IT TO BE VALID. FAILURE TO SIGN, DATE AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.
If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to those shares of the Company’s voting securities and only on receipt of specific instructions from you. Thus, you should contact the person responsible for your account and give instructions for the WHITE consent card to be signed representing your shares. You should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to B. Riley Financial, Inc., 299 Park Avenue, 21st Floor, New York, NY 10171, Attention: Daniel Shribman, telephone (917) 612-2035, email dshribman@brileyfin.com or to 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, Attention: Daniel B. Wolfe, telephone (917) 912-2742, email daniel@180degreecapital.com, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed. If you have any questions or require any assistance in executing your consent, please call B. Riley at (917) 612-2035 or 180 Degree Capital at (917) 912-2742.

INCORPORATION BY REFERENCE
WE HAVE OMITTED FROM THIS CONSENT STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN A CONSENT REVOCATION STATEMENT TO BE FILED BY THE COMPANY RELATING TO THE PROPOSALS DESCRIBED HEREIN BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Consent Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.
B. RILEY FINANCIAL, INC.
AND
180 DEGREE CAPITAL CORP.

___________ __, 2020

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY DURING THE PAST TWO YEARS

Securities Purchased / (Sold)	Date of Purchase / Sale

180 Degree Capital Corp.

Purchase of 1,320 Shares of Series H Preferred Stock	06/27/2019
Purchase of 5,000 Shares of Series I Preferred Stock	06/28/2019
Purchase of 1,000 Shares of Series J Preferred Stock	10/07/2019
Purchase of 5,250 Shares of Series J Preferred Stock	09/04/2020

B. Riley Affiliates

Purchase of 625,000 warrants in respect of the Company’s common stock by B. Riley Securities[1]	12/1/2018
Purchase of Convertible Debentures in an aggregate principal amount of $11,076,805 by B. Riley Securities	12/12/2018
Purchase of Convertible Debentures in an aggregate principal amount of $500,000 by Dialectic Antithesis Partners, LP	12/12/2018
Purchase of Convertible Debentures in an aggregate principal amount of $1,514,722 by BRC Partners Opportunity Fund, LP	12/12/2018
Sale of Convertible Debentures in an aggregate principal amount of $1,200,000 by B. Riley Securities	12/12/2018
Sale of 45 shares of Series H Preferred Stock by B. Riley Securities	2/22/2019
Purchase of Convertible Debentures in an aggregate principal amount of $96,000 by B. Riley Securities	3/18/2019
Purchase of Convertible Debentures in an aggregate principal amount of $18,000 by B. Riley Securities	3/27/2019
Purchase of 12% Promissory Notes in an aggregate principal amount of $54,621,045 by B. Riley Finance Co., LLC	6/11/2019
Sale of 2,640 shares of Series H Preferred Stock by B. Riley Securities	6/27/2019
Sale of 132 shares of Series H Preferred Stock by B. Riley Securities	7/8/2019
Purchase of 10,000 shares of Series J Preferred Stock by B. Riley Securities	10/8/2019
I-1

Purchase of 1,246 shares of Series J Preferred Stock by BRC Partners Opportunity Fund, LP	10/8/2019
Purchase of 5,250 shares of Series J Preferred Stock by B. Riley Securities	9/4/2020
Purchase of 3,367 shares of Series K Preferred Stock by B. Riley Finance Co., LLC	10/28/2020

1 B. Riley Securities transferred the entirety of its position in the Company to B. Riley Principal Investments, LLC on September 24, 2020.

I-2

SCHEDULE II
The following is reprinted from the Company’s [____] filed with the Securities and Exchange Commission on [_____].

IMPORTANT
Tell your Board what you think! YOUR CONSENT IS VERY IMPORTANT, no matter how many or how few shares you own. Please “CONSENT” to each of the Proposals by taking three steps:

•SIGNING the enclosed WHITE consent card,
•DATING the enclosed WHITE consent card, and
•MAILING the enclosed WHITE consent card TODAY in the envelope provided (no postage is required if mailed in the United States).
If any of your shares are held in the name of a broker, bank, bank nominee, or other institution, only it can give consent for your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to give consent either by toll-free telephone or by the Internet. You may also give consent by signing, dating and returning the enclosed WHITE consent card in the postage-paid envelope provided, and to ensure that your consent is given for your shares, you should also contact the person responsible for your account and give instructions for a WHITE consent card to be issued representing your shares.
After signing the enclosed WHITE consent card, DO NOT SIGN OR RETURN MAVEN’S CONSENT REVOCATION CARD UNLESS YOU INTEND TO CHANGE YOUR CONSENT INSTRUCTIONS, because only your latest dated consent card will be counted.
If you have previously signed and returned a ____ consent revocation card to Maven, you have every right to change your consent instructions. Only your latest dated consent card will count. You may cancel any consent revocation card already sent to Maven by signing, dating and mailing the enclosed WHITE consent card in the postage-paid envelope provided or by giving consent by telephone or Internet. Any consent revocation may be cancelled at any time prior to our delivery of written consents to the Company.
If you have any questions concerning this Consent Statement, would like to request additional copies of this Consent Statement or need help giving consent for your shares, please contact B. Riley at (917) 612-2035 or 180 Degree Capital at (917) 912-2742.

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED DECEMBER 1, 2020

WHITE CONSENT CARD

CONSENT OF STOCKHOLDERS OF THEMAVEN, INC. TO ACTION WITHOUT A MEETING:
THIS CONSENT IS SOLICITED BY B. RILEY FINANCIAL, INC., 180 DEGREE CAPITAL CORP. AND THE OTHER PARTICIPANTS NAMED IN THE CONSENT SOLICITATION (COLLECTIVELY, “THE PARTICIPATING STOCKHOLDERS”)

THE BOARD OF DIRECTORS OF THEMAVEN, INC.
IS NOT SOLICITING THIS CONSENT

C O N S E N T

Unless otherwise indicated below, the undersigned, a stockholder of record of TheMaven, Inc. (the “Company”), hereby consents pursuant to Section 228(a) of the Delaware General Corporation Law with respect to all shares of the Company’s voting securities (the “Shares”) held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company:

IF NO BOX IS MARKED FOR A PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY CURRENT DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED. THE PARTICIPATING STOCKHOLDERS RECOMMEND THAT YOU CONSENT TO PROPOSALS 1 AND 2.
1.Repeal any provision of the Amended and Restated Bylaws of the Company (the “Bylaws”) in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of December 26, 2019, as corrected on November 12, 2020, and were filed with the Securities and Exchange Commission on December 26, 2019, as corrected on November 12, 2020.

☐	☐	☐
Consent	Against Consent	Abstain

2.Remove without cause five (5) members of the Company’s Board of Directors (the “Board”): David Bailey, John A. Fichthorn, Josh Jacobs, Peter B. Mills and Rinku Sen, and, in addition, any person (other than those elected by this Consent Solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after November 25, 2020 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective.

☐	☐	☐
Consent	Against Consent	Abstain

INSTRUCTION: TO CONSENT, VOTE AGAINST CONSENTING OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN PROPOSAL 2, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 2, BUT NOT ALL OF THEM, OR IF YOU DO NOT WISH TO APPROVE THE REMOVAL OF ANY OTHER PERSON OR PERSONS NOMINATED, ELECTED OR APPOINTED TO THE BOARD ON OR AFTER NOVEMBER 25, 2020, BUT PRIOR TO THE EFFECTIVE DATE OF THE PROPOSALS, CHECK THE “CONSENT” BOX ABOVE AND WRITE (1) THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED AND/OR (2) “DO NOT CONSENT TO REMOVAL OF FUTURE DIRECTORS,” IN THE SPACE PROVIDED BELOW.

Proposal 1 and Proposal 2 are not subject to, or conditioned upon, the effectiveness of one another.
IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.
IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

Date:

Signature of Stockholder

Signature (if held jointly)

Name and Title of Representative (if applicable)

IMPORTANT NOTE TO STOCKHOLDERS:

Please sign exactly as name appears hereon. If the Shares are held by joint tenants or as community property, both should sign. When signing as executor, administrator, trustee, guardian, or other representative, please give full title. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

THIS SOLICITATION IS BEING MADE BY THE PARTICIPATING STOCKHOLDERS AND NOT ON BEHALF OF THE COMPANY.
PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.